1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
     As Amended and Restated (and Incorporating the December 1996 Amendment)



ARTICLE I - PURPOSE OF PLAN

1.1 Purpose of Plan. USF&G Corporation (the "Corporation") has adopted the 1993 Stock Plan for Non-Employee Directors (the "Plan") to provide for payment in shares of the Corporation's Common Stock, par value $2.50 per share ("Stock"), of a portion of the retainer fee payable to members of the Board of Directors of the Corporation who are not employees of the Corporation or any of its affiliates or subsidiaries ("Non-Employee Directors") and to allow Non-Employee Directors to elect to defer receipt of all or a portion of their retainer and/or meeting fees. The Plan also provides certain retirement benefits in the form of Stock for Non-Employee Directors. The Plan is intended to provide Non-Employee Directors with a larger equity interest in the Corporation in order to attract and retain well-qualified individuals to serve as Non-Employee Directors and to enhance the identity of interests between Non-Employee Directors and the shareholders of the Corporation.


ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 Eligibility and Participation. Only Non-Employee Directors shall be eligible to participate in the Plan, and participation in the Plan is mandatory for all Non-Employee Directors.


ARTICLE III - RETAINER STOCK AWARDS AND DEFERRAL ELECTIONS

3.1      Retainer Stock Awards.

         (a) July Stock Awards. On each July 1 through and including July 1, 2001 (each such date hereinafter a "Grant Date"), in lieu of the portion of the retainer fee payable to a Non-Employee Director on such Grant Date determined without regard to this Plan (the "July Retainer"), and in consideration for services previously rendered as a Non-Employee Director of the Corporation, the Corporation shall issue to each Non-Employee Director who has served as such for at least six (6) months immediately preceding such Grant Date, a whole number of shares of Stock (the "July Stock Award") equal to the lesser of (1) 1,000 shares or (2) the number of shares determined by dividing (a) $35,000 reduced by the July Retainer, by (b) the Fair Market Value of the Stock on such Grant Date. For purposes of this Plan, the "Fair Market Value" of Stock on any business day shall be the average of the high and low sales prices quoted on the New York Stock Exchange Composite Listing on the day in question, or if there was no quotation on such date, on the next preceding business day on which there were such quotations. To the extent that any formula described in this Section 3.1(a) does not result in a whole number of shares of Stock, the result shall be rounded upwards to the next whole number such that no fractional shares of Stock shall be issued under the Plan.

         (b) January Cash Retainer or Stock Award. Each Non-Employee Director may elect to have the portion of the retainer fee that is payable in January 1997 and in each January thereafter through and including 2001, determined without regard to this Plan (the "January Retainer"), paid in Stock rather than in cash. Such election must be made prior to the first day of January in which the January Retainer is paid. If the January Retainer is paid in Stock, the Non-Employee Director shall receive a Stock certificate, pursuant to Section 6.1, evidencing the number of shares of Stock determined by dividing (a) the January Retainer by (b) the Fair Market Value of the Stock on the date the January Retainer is paid. To the extent that any formula described in this
Section 3.1(b) does not result in a whole number of shares of Stock, the result shall be rounded upwards to the next whole number such that no fractional shares of Stock shall be issued under the Plan.

         (c) Committee Retainers; Election to Receive Stock or Cash. Each Non-Employee Director may elect to have the committee retainer payable in January and July 1997 and in each January and July thereafter through and including 2001, determined without regard to this Plan (the "Committee Retainer"), paid in Stock rather than in cash. Such election must be made prior to the first day of the calendar year in which the Committee Retainer is paid. If the Committee Retainer is paid in Stock, the Non-Employee Director shall receive a Stock certificate, pursuant to Section 6.1, evidencing the number of shares of Stock determined by dividing (a) the Committee Retainer by (b) the Fair Market Value of the Stock on the date the Committee Retainer is paid. To the extent that any formula described in this Section 3.1(c) does not result in a whole number of shares of Stock, the result shall be rounded upwards to the next whole number such that no fractional shares of Stock shall be issued under the Plan.

3.2      Deferrals Elections.

         (a) Deferral Elections for Stock Awards, Retainer Fees and Meeting Fees. Payment of all or any part of the July Stock Award, January Retainer, Committee Retainer and/or any other retainer or fees payable to a Non-Employee Director for meetings of the Board or Board Committees or for extraordinary services may be deferred by election of the Non-Employee Director. Each such election must be made in writing and delivered to the Corporation prior to the start of the calendar year for which the July Stock Award, January Retainer, Committee Retainer and/or any other retainer or fees will be paid and must be irrevocable for the affected calendar year. Each election shall remain in effect until revoked in writing, and any such revocation shall become effective no earlier than the first day of the first calendar year commencing after such revocation is received by the Corporation.

         (b) Special Election for Amounts Deferred Under the 1982 Unfunded Deferred Compensation Plan for Non-Employee Directors of USF&G Corporation (the "1982 Plan"). Any Non-Employee Director who deferred receipt under the 1982 Plan of any amounts which would have been paid, but for such deferral, may elect, on or before December 31, 1996, to have his or her account in the 1982 Plan debited as of the date of such election by the total of such amounts, plus interest credited thereon under the 1982 Plan (the "Transferred Amount") and have the Transferred Amount credited to his or her Account as provided in Section 3.2(c) of this Plan. In determining the Transferred Amount, as of any date which is not the end of a calendar quarter, interest credited under Section 4 of the 1982 Plan shall be pro rated from the last day of the prior calendar quarter to the date of the election to transfer such amount.

         (c) Crediting Stock Units to Accounts. Amounts deferred pursuant to
Section 3.2(a) or 5.2 or transferred pursuant to Section 3.2(b) shall be credited as of the date of the deferral or transfer to a bookkeeping reserve account maintained by the Corporation ("Account") in units which are equivalent in value to shares of Stock ("Stock Units"). The number of Stock Units credited to an Account with respect to any Non-Employee Director shall equal (i) the number of shares of any Stock Award deferred plus (ii) a number of Stock Units equal to (I) the amount deferred under Section 3.2(a) or 5.2 of this Plan or transferred under Section 3.2(b) of this Plan, as applicable, divided by (II) the Fair Market Value of Stock on the date on which such cash amount would have been paid but for the deferral election pursuant to Section 3.2(a) or 5.2 or on the date of the election referred to in Section 3.2(b), as applicable.

         (d) Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director's Account pursuant to this Article III shall be at all times fully vested and nonforfeitable.

         (e) Payment of Stock Units. Stock Units credited to a Non-Employee Director's Account pursuant to this Article III shall be payable in an equal number of shares of Stock in a single distribution made at such time specified by the Non-Employee Director in the applicable deferral election, provided that the designated payment date with respect to any election must be the first day of a subsequent calendar year which is no earlier than twelve (12) months following the establishment of the affected Stock Unit.


ARTICLE IV - RETIREMENT BENEFITS

4.1 Retirement Benefits for Non-Employee Directors. Each Non-Employee Director who commences serving as such after the initial effective date of the Plan shall have credited to his or her Account a number of Stock Units equal to $50,000 divided by the Fair Market Value of Stock on the date on which he or she becomes a Non-Employee Director; provided, however, that notwithstanding this formula, no such Non-Employee Director shall be credited with less than 1,500 Stock Units. To the extent that the formula described in this Section 4.1 does not result in a whole number of Stock Units, the result shall be rounded upwards to the next whole number. Each Non-Employee Director who was serving as such on the initial effective date of this Plan and who made an irrevocable election on or before July 1, 1993, has credited to his or her Account the number of Stock Units specified in Section 4.1 of the Plan as in effect prior to this Amendment and Restatement.

4.2 Vesting of Stock Units. Stock Units credited to a Non-Employee Director's Account pursuant to this Article IV shall vest at a rate of ten percent (10%) for each complete year before and after the initial effective date of this Plan in which the Non-Employee Director served or serves as such with respect to the Corporation or any immediate predecessor thereof, with full vesting of such Stock Units upon the completion of ten (10) years of service.

4.3 Payment of Stock Units. Upon termination of service as a Non-Employee Director for any reason, the total vested Stock Units credited to such Non-Employee Director's Account pursuant to this Article IV shall be paid to the Non-Employee Director in an equal number of shares of Stock.


ARTICLE V - DIVIDEND EQUIVALENT PAYMENTS

5.1 Dividend Equivalent Payments. As of each dividend payment date with respect to Stock, each Non-Employee Director shall receive a cash payment ("Dividend Equivalent Payment") equal to the product of (i) the per-share cash dividend payable with respect to each share of Stock on such date and (ii) the total number of vested Stock Units credited to his or her Account as of the record date corresponding to such dividend payment date.

5.2 Deferral of Dividend Equivalent Payments. On or before the beginning of any calendar year, a Non-Employee Director may elect to defer receipt of all Dividend Equivalent Payments made with respect to any dividend record date which occurs on or after the first day of such calendar year. Any such election shall be in writing, delivered to the Corporation, and shall remain in effect until revoked in writing, delivered to the Corporation. Any revocation shall become effective no earlier than the first day of the first calendar year commencing after such revocation is received by the Corporation. Any Dividend Equivalent Payments deferred pursuant to this Section 5.2 shall be credited to the Non-Employee Director's Account as provided in Section 3.2(c), shall be fully vested and shall be paid as provided in Section 4.3.


ARTICLE VI - DELIVERY OF STOCK CERTIFICATES.

6.1 Retainer Fees Paid in Stock. The Stock certificate for shares of Stock issued to any Non-Employee Director pursuant to a July Stock Award or in lieu of any January Retainer or Committee Retainer paid after December 1, 1996 shall be delivered by the Corporation to the Non-Employee Director as soon as practicable following the date such July Stock Award, January Retainer or Committee Retainer is payable, provided that the receipt of such Stock is not deferred pursuant to
Section 3.2(a) of this Plan.

6.2 Stock Unit Payments. The Corporation shall issue and deliver to the Non-Employee Director a Stock certificate for payment of Stock Units as soon as practicable following the date on which Stock Units are payable.


ARTICLE VII - STOCK

7.1 Stock. The Aggregate number of shares of Stock that may be issued under the Plan shall not exceed three hundred thousand (300,000) shares, unless such number of shares is adjusted as provided in Article VIII of this Plan.


ARTICLE VIII - ADJUSTMENT UPON CHANGES IN CAPITALIZATION

8.1 Adjustment Upon Changes in Capitalization. In the event of a stock dividend, stock split or combination, reclassification, recapitalization or other capital adjustment of shares of Stock, the number of shares of Stock that may be issued pursuant to Stock Awards and Stock Units and the number of Stock Units credited to Accounts shall be appropriately adjusted by the Board of Directors of the Corporation, whose determination shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan on account of any adjustment specified herein. The grant of Stock Awards or Stock Units pursuant to this Plan shall not affect in any way the right or power of the Corporation to issue additional Stock or other securities, make adjustments, reclassifications, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.


ARTICLE IX - TERMINATION OR AMENDMENT OF PLAN

9.1 In General. The Board of Directors of the Corporation may at any time terminate, suspend or amend this Plan.

9.2 Written Consents. No amendment may adversely affect the right of any Non-Employee Director to receive any Stock previously granted under this Plan or to receive any Stock pursuant to an outstanding Stock Unit without the written consent of such Non-Employee Director.

9.3 Termination of Stock Awards. Unless the Plan is sooner terminated, no Stock shall be granted as a Stock Award or in lieu of any retainer fees under this Plan after July 1, 2001.




ARTICLE X - GOVERNMENT REGULATIONS

10.1     Government Regulations.

         (a) The obligations of the Corporation to issue any Stock granted under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board of Directors of the Corporation.

         (b) The Board of Directors of the Corporation may make such changes as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

ARTICLE XI - MISCELLANEOUS

11.1 Unfunded Plan. The Plan shall be unfunded with respect to the Corporation's obligation to pay any amounts due pursuant to Stock Units and Dividend Equivalent Payments, and a Non-Employee Director's rights to receive any payment of any Stock Unit or Dividend Equivalent Payment shall be not greater than the rights of an unsecured general creditor of the Corporation.

11.2 Assignment; Encumbrances. The right to receive Stock or Stock Units under this Plan and the right to receive payment with respect to a Stock Unit under this Plan are not assignable or transferable and shall not be subject to any encumbrances, liens, pledges or charges of the Non-Employee Director or his or her creditors. Any attempt to assign, transfer or hypothecate any Stock Unit or any right to receive Stock or Stock Units shall be void and of no force and effect whatsoever.

11.3 Designation of Beneficiaries. A Non-Employee Director may designate a beneficiary or beneficiaries to receive any payments under the Plan upon his or her death.

11.4 Applicable Law. The validity, interpretation and administration of this Plan and any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to the choice of laws provisions thereof.

11.5 Headings. The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

11.6 Notices. All notices, elections or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail, addressed to any Non-Employee Director at the address contained in the records of the Corporation or to the Corporation at its principal office.

ARTICLE XII - EFFECTIVE DATE OF PLAN

12.1 Effective Date of Plan. This Plan initially became effective on July 28, 1993. The Plan as amended and restated became effective on September 25, 1996. The Plan was further amended effective December 1, 1996.